EXHIBIT 99.1

NGP Capital Resources Company Announces Fourth Quarter and Fiscal Year 2013 Financial Results and Portfolio Activity

HOUSTON, March 6, 2014 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the fourth quarter and full year 2013.

Highlights for the quarter ended December 31, 2013:
Operating Results:
Total investment income: $6.5 million
Net investment income: $2.2 million, or $0.11 per share
Net realized loss on investments: $3.0 million, or $0.16 per share
Net unrealized appreciation on investments: $3.8 million, or $0.19 per share
Net asset value: $188.6 million, or $9.20 per share
Quarterly dividends declared: $0.16 per share

New investments in portfolio securities during the quarter: $13.8 million
Redemption of portfolio securities during the quarter: $17.0 million
Fair value of portfolio investments at December 31, 2013: $211.4 million
Weighted average yield on portfolio investments: 10.2%
Number of portfolio companies at December 31, 2013: 16

Portfolio and Investment Activity

During the fourth quarter of 2013, we invested $13.8 million with new and existing portfolio companies and received proceeds from redemption and repayments of portfolio securities totaling $17.0 million.

On December 31, 2013, we amended our Senior Secured Term Loan with Huff Energy Holdings, Inc. ("HEH"). The amendment included a two year maturity extension and a reduction of the interest rate to 12.5% (18% default rate prior to amendment) in exchange for (i) a $7.4 million principal repayment, reducing the principal outstanding to $7.0 million (ii) liens on additional producing properties, (iii) a pledge of stock of HEH and all its subsidiaries, (iv) implementation of a $150,000 per month repayment schedule, (v) a general and administrative expense limitation of $0.9 million per year, (vi) 30% penny warrants and a 3.0% after payout overriding royalty interests ("ORRI") that can be repurchased by HEH for $100,000 at maturity if the loan is fully repaid and (vii) an amendment fee of $75,000 paid in December.

In December 2013, we sold $8.0 million face value of Talos Production 9.75% Senior Notes at par, reducing the amount of Talos Senior Notes held by us to $15.0 million.

On October 2, 2013, we funded a $14.0 million participation in a $180.0 million Second Lien Term Loan to a Houston-based, privately-owned, independent oil and gas exploration and production company, focused in the Gulf Coast region. Proceeds from the Second Lien Term Loan were used to acquire producing oil and gas properties in South Louisiana. The Second Lien Term Loan was issued at a 3% discount, earns interest at the greater of 10.25% or LIBOR + 9.0% per annum and matures on March 27, 2019.

For the full year ended December 31, 2013, we invested a total of $98.7 million in portfolio securities and received proceeds from redemption and repayments of portfolio securities totaling $94.7 million, for a net deployment of cash in new investments during the year of $4.0 million. The total fair value of our investment portfolio decreased 1% during the year, from $213.6 million at December 31, 2012 to $211.4 million at December 31, 2013. As a percentage of cost, the fair value of our investment portfolio declined from 98% at December 31, 2012 to 95% at December 31, 2013, primarily as a result of the decrease in the fair value of our investment in GMX Resources, Inc. Senior Secured Second-Priority Notes (the "GMX Notes") of $7.3 million, partially offset by net increases in valuations of other securities.

Operating Results – Three months ended December 31, 2013

Investment income totaled $6.5 million for the quarter ended December 31, 2013, increasing 7% compared to $6.1 million in the corresponding quarter of 2012. The increase in 2013 was primarily attributable to increased interest income from new investments with generally higher yields.

Operating expenses for the fourth quarter of 2013 were $4.3 million, increasing $1.0 million, or 29%, compared to the fourth quarter of 2012, primarily as a result of higher legal and professional fees, including $645,000, or $0.03 per share, of costs related to our process to evaluate strategic alternatives to enhance stockholder value. The resulting net investment income was $2.2 million, or $0.11 per share, for the quarter ended December 31, 2013, compared to $2.8 million, or $0.13 per share, for the quarter ended December 31, 2012.

We recorded net realized capital losses of $3.0 million, or $0.16 per share, during the three months ended December 31, 2013, primarily as a result of the liquidation of our shares of Resaca Exploitation, Inc. ("Resaca") common stock following the sale of substantially all of Resaca's oil and gas properties in June 2013. These realized losses were substantially offset by the reversal of previously recorded unrealized losses. For the three months ended December 31, 2012, we recognized net realized capital losses of $19.5 million, or $0.92 per share, primarily resulting from the write off of our investments in BioEnergy Holdings, LLC ("BioEnergy") and Bionol Clearfield, LLC ("Bionol") of $21.8 million, partially offset by realized capital gains on the sale of our investments in ORRI and warrants of Tammany Oil & Gas, LLC ("Tammany") of $2.8 million.

During the three months ended December 31, 2013, we recorded $3.8 million, or $0.19 per share, of net unrealized appreciation on portfolio investments, primarily due to the reversal of prior year unrealized depreciation, due to realization, on our investments in Resaca common stock of $3.1 million. Net increases in the estimated fair value of our remaining investments totaled $0.7 million for the three months ended December 31, 2013. During the three months ended December 31, 2012, we recorded $16.5 million, or $0.78 per share, of net unrealized appreciation on portfolio investments, primarily due to the reversal of prior year unrealized depreciation, due to realization, on our investments in BioEnergy and Bionol of $21.8 million, partially offset by the reversal of prior period unrealized appreciation, due to realization, on our investments in Tammany ORRI and warrants of $2.9 million, and a decrease in the estimated fair value of our investments in the GMX Notes and shares of GMX Resources, Inc. ("GMX") common stock totaling $2.8 million.  Net increases in the estimated fair value of our remaining investments totaled $0.4 million for the three months ended December 31, 2012.

Overall, we had a net increase in net assets resulting from operations of $2.9 million, or $0.14 per share, for the three months ended December 31, 2013. After declaring dividends during the period of $0.16 per common share, our net asset value decreased from $9.22 per common share as of September 30, 2013 to $9.20 per common share as of December 31, 2013.

Operating Results – Year ended December 31, 2013

Investment income totaled $27.9 million for the year ended December 31, 2013, increasing 19% compared to $23.4 million in 2012. This was the highest rate of annual total investment income for the Company since 2008. The increase in 2013 is primarily attributable to $2.5 million of "make whole" interest from the repayments of loans from Resaca and Castex Energy Development Fund, LP ("CDF") and higher average portfolio balances during 2013.

Operating expenses in 2013 totaled $15.2 million, increasing $3.6 million, or 31%, compared to 2012, primarily as a result of higher management and incentive fees and higher interest expenses on increased borrowings to support our larger average investment portfolio. General and administrative expenses were also higher, largely attributable to the legal and professional costs associated with our process to evaluate strategic alternatives to enhance stockholder value. Net investment income for 2013 was $12.6 million, or $0.61 per share, compared to $11.8 million, or $0.55 per share, for the year ended December 31, 2012.

We recorded net realized capital losses of $2.3 million, or $0.11 per share, during 2013, resulting from a $3.3 million loss on the disposition of our warrants and common stock of Resaca, a $1.6 million loss from the sale of our shares of GMX common stock and a $0.5 million loss resulting from adjustments to the amounts recorded on our 2011 sales of our investments in Alden Resources, LLC and DeanLake Operator, LLC offset by a $1.8 million gain from the sale of our Class B LP units of CDF, and a $1.3 million gain from the sale of $10.0 million face amount of EP Energy, LLC ("EP Energy") Senior Unsecured Notes. In 2012, we recognized net realized capital losses of $17.8 million, or $0.83 per share, primarily resulting from the write off of our investments in BioEnergy and Bionol of $21.8 million, partially offset by realized capital gains on the sale of other investments.

During the year ended December 31, 2013, we recorded $6.4 million, or $0.31 per share, of net unrealized depreciation on portfolio investments, primarily due to decreases in the estimated fair value of our investments in the GMX Notes and GMX common stock of $6.5 million and Spirit Resources, LLC, preferred units and ORRI of $4.1 million and the reversal of unrealized appreciation, due to realizations, on our investments in CDF of $1.3 million and on our investments in EP Energy of $1.3 million. These decreases were partially offset by increases in the fair value of Castex Energy 2005, LP Preferred Units of $1.6 million, Crossroads Energy Development, LLC warrants and ORRI of $1.5 million and the reversal of unrealized depreciation, due to realization, on our investment in Resaca common stock and warrants of $3.1 million and net increases in our remaining investments of $0.6 million.  During 2012, we recorded $23.4 million, or $1.09 per share, of net unrealized appreciation on portfolio investments, primarily due to the reversal of prior year unrealized depreciation, due to realization, on our investments in BioEnergy and Bionol of $21.8 million, and net increases in the estimated fair value of other investments.

Overall, we had a net increase in net assets resulting from operations of $3.9 million, or $0.19 per share, during the year ended December 31, 2013, compared to a net increase in net assets resulting from operations in 2012 of $17.4 million, or $0.81 per share. We declared dividends totaling $0.64 per share during 2013, and our net asset value decreased from $9.57 per share at December 31, 2012 to $9.20 per share at December 31, 2013.

Liquidity and Capital Resources

At December 31, 2013, we had cash and cash equivalents totaling $29.3 million. The amount outstanding under our Investment Facility at December 31, 2013 was $53.0 million and an additional $19.0 million was available for borrowing. We repaid $27.0 million of the balance during January and February 2014. At December 31, 2013, the amount outstanding under our Treasury Facility was $45.0 million, and there was no additional amount available for borrowing. We repaid the entire balance outstanding under the Treasury Facility in January 2014.

Conference Call at 11:00 a.m. Eastern Time on March 6, 2014

We invite all interested persons to participate in our conference call on Thursday, March 6, 2014 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,	December 31,
	2013	2012
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $27,459 and $8,140, respectively)	$ 24,218	$ 8,608
Affiliate investments
(cost: $17,510 and $16,280, respectively)	17,043	13,153
Non-affiliate investments
(cost: $176,988 and $193,332, respectively)	170,110	191,853
Total portfolio investments	211,371	213,614
Investments in U.S. Treasury Bills at fair value
(cost: $46,000 and $45,996, respectively)	46,000	45,996
Total investments	257,371	259,610
Cash and cash equivalents	29,298	47,655
Accounts receivable and other current assets	464	732
Interest receivable	2,397	1,876
Prepaid assets	3,093	2,449
Total current assets	35,252	52,712
Total assets	$ 292,623	$ 312,322

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,313	$ 1,372
Management and incentive fees payable	1,387	1,305
Dividends payable	3,280	3,363
Income taxes payable	91	515
Short-term debt	45,000	45,000
Total current liabilities	51,071	51,555
Deferred tax liabilities	--	1
Long-term debt	53,000	59,500
Total liabilities	104,071	111,056
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized;
20,499,188 and 21,020,077 shares issued and outstanding	20	21
Paid-in capital in excess of par	247,759	251,088
Undistributed net investment income (loss)	(583)	(1,672)
Undistributed net realized capital gain (loss)	(51,176)	(47,148)
Net unrealized appreciation (depreciation) on investments	(7,468)	(1,023)
Total net assets	188,552	201,266
Total liabilities and net assets	$ 292,623	$ 312,322
Net asset value per share	$ 9.20	$ 9.57

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,		For The Year Ended December 31,
	2013	2012	2013	2012	2011
Investment income
Interest income:
Control investments - majority owned	$ 573	$ --	$ 2,012	$ --	$ 8,605
Affiliate investments	526	468	5,094	1,728	1,325
Non-affiliate investments	4,346	4,471	16,702	18,638	15,587
Dividend income:
Non-affiliate investments	1,005	1,007	3,988	1,917	--
Royalty income, net of amortization:
Control investments - majority owned	14	--	48	--	1,195
Non-affiliate investments	27	91	43	523	1,031
Other income	39	76	25	563	160
Total investment income	6,530	6,113	27,912	23,369	27,903
Operating expenses
Interest expense and bank fees	727	762	3,195	2,018	1,473
Management and incentive fees	1,387	1,305	5,989	4,580	5,422
Professional fees	1,119	304	1,949	1,098	1,065
Insurance expense	180	180	719	721	728
Other general and administrative expenses	915	816	3,393	3,143	3,346
Total operating expenses	4,328	3,367	15,245	11,560	12,034
Income tax provision (benefit), net	42	(8)	91	46	60
Net investment income	2,160	2,754	12,576	11,763	15,809
Net realized capital gain (loss) on investments
Control investments - majority owned	--	(107)	(464)	(143)	(32,978)
Affiliate investments	(3,086)	(21,758)	(3,336)	(21,758)	--
Non-affiliate investments	42	2,842	1,592	4,535	2,364
Benefit (provision) for taxes on realized gain (loss)	--	(461)	(53)	(461)	--
Total net realized capital gain (loss) on investments	(3,044)	(19,484)	(2,261)	(17,827)	(30,614)
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(240)	500	(3,709)	350	18,680
Affiliate investments	2,391	21,670	2,661	20,604	(22,197)
Non-affiliate investments	1,646	(5,625)	(5,398)	2,452	(1,588)
Benefit (provision) for taxes on unrealized
appreciation (depreciation) on investments	--	2	1	9	22
Total net unrealized appreciation (depreciation)
on investments	3,797	16,547	(6,445)	23,415	(5,083)

Net increase (decrease) in net assets resulting from operations	$ 2,913	$ (183)	$ 3,870	$ 17,351	$ (19,888)

Net increase (decrease) in net assets resulting from operations per common share	$ 0.14	$ (0.01)	$ 0.19	$ 0.81	$ (0.92)

Dividends declared per common share	$ 0.16	$ 0.16	$ 0.64	$ 0.57	$ 0.72
Weighted average shares outstanding - basic and diluted	20,499	21,198	20,698	21,429	21,628

	Quarter Ended December 31,		For The Year Ended December 31,
Per Share Data (1)	2013	2012	2013	2012	2011

Net asset value, beginning of period	$ 9.22	$ 9.70	$ 9.57	$ 9.26	$ 10.90

Net investment income	0.11	0.13	0.61	0.55	0.73
Net realized and unrealized gain (loss) on investments	0.03	(0.14)	(0.42)	0.26	(1.65)
Net increase (decrease) in net assets resulting from operations	0.14	(0.01)	0.19	0.81	(0.92)

Dividends declared	(0.16)	(0.16)	(0.64)	(0.57)	(0.72)
Other (2)	--	0.04	0.08	0.07	--

Net asset value, end of period	$ 9.20	$ 9.57	$ 9.20	$ 9.57	$ 9.26

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com), or
         Hans Hubbard (hhubbard@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.